UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ATLAS FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Atlas Financial Holdings Inc.
953 American Lane, 3rd Floor
Schaumburg, Illinois 60173
Supplement to Proxy Statement Relating to Annual General Meeting of Shareholders to be held on July 12, 2021
This proxy statement supplement should be read together with the definitive proxy statement (the “Proxy Statement”) of Atlas Financial Holdings, Inc. (the “Corporation”) filed with the Securities and Exchange Commission on June 16, 2021 in connection with the Corporation’s 2021 annual general meeting of shareholders (the “Meeting”) to be held on July 12, 2021.
The purpose of this filing is to correct certain information contained in the Proxy Statement relating to quorum requirements for the Meeting. The Proxy Statement incorrectly stated that the presence, in person or by proxy, of holders of not less than a majority of the issued and outstanding Voting Shares entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. The applicable quorum requirement pursuant to the Corporation’s Articles of Association is the presence, in person or by proxy, of two or more Shareholders holding at least five percent of the issued and outstanding Voting Shares entitled to vote at the Meeting.
Except as specifically supplemented by the information contained above, all information set forth in the Proxy Statement remains unchanged. From and after the date of this proxy statement supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.
CHANGES TO PROXY STATEMENT
The second sentence of the second paragraph of the section titled “How is the vote counted?” on page 2 of the Proxy Statement is accordingly amended and restated as follows:
A quorum, representing two or more Shareholders holding at least five percent of the issued and outstanding Voting Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business.